As filed with the Securities and Exchange Commission on June 29, 2010
Registration No. 333-81801

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Republic Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	65-0716904
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

18500 North Allied Way
Phoenix, Arizona	85054
(Address of Principal Executive Offices)	(Zip Code)
Republic Services 401(k) Plan
(Full title of the plan)
Michael P. Rissman
Executive Vice President, General Counsel and Corporate Secretary
Republic Services, Inc.
18500 North Allied Way
Phoenix, Arizona 85054
(Name and address of agent for service)
(480) 627-2700
(Telephone number, including
area code, of agent for service)
Copy to:
Jodi A. Simala
71 South Wacker Drive
Chicago, Illinois 60606
(312) 782-0600
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE
     Republic Services, Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 to deregister certain securities previously registered by the Company pursuant to its Registration Statement on Form S-8 (Registration Statement No. 333-81801) filed on June 29, 1999 (the “Registration Statement”) pertaining to the Republic Services 401(k) Plan (the “Plan”). A total of 800,000 shares of common stock, par value $0.01 per share (the “Common Stock”) of the Company to be offered under the Plan and an indeterminate amount of participants’ interests in the Plan were registered under the Plan pursuant to the Registration Statement. Effective July 1, 2009, the Plan was merged with and into the Allied Waste 401(k) Plan, and the Plan ceased to exist as a separate plan. The Allied Waste 401(k) Plan was subsequently renamed the Republic Services, Inc. 401(k) Plan.
     In accordance with an undertaking made by the Company in the Registration Statement, the Company hereby amends the Registration Statement to remove from registration any and all securities registered but remaining unsold under the Registration Statement and terminates the effectiveness of the Registration Statement.

SIGNATURES
     The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on June 29, 2010.

REPUBLIC SERVICES, INC.
By:	/s/ Michael P. Rissman
Name:	Michael P. Rissman
Title:	Executive Vice President and General Counsel

     The Plan. Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the employee benefit plan) have duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on June 29, 2010.

REPUBLIC SERVICES 401(K) PLAN
By:	Republic Services, Inc. 401(k) Plan (formerly known as the Allied Waste 401(k) Plan), as successor plan through merger

By:	/s/ Donna Marquette
Name:	Donna Marquette
Title:	Plan Administrator